EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[KPMG LLP Letterhead]

The Board of Directors

TriMas Corporation:

We consent to the use of our reports dated March 4, 2010, with respect to the consolidated balance sheets of TriMas Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

/s/  KPMG LLP

Detroit, Michigan

September 7, 2010

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